Exhibit 99.1

FOR IMMEDIATE RELEASE
etrials Announces Third Quarter Results

Morrisville, NC – November 12, 2007 – etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services that optimize clinical-trial management and accelerate time-to-market, today announced financial results for the three and nine months ended September 30, 2007.

“Last quarter we began to reengineer etrials’ operations and transition the company into a more responsive, service-focused organization – building for the future – and we continued that process this quarter,” said Chip Jennings, president and chief executive officer.  “We took steps to round out our senior management team, and the company’s new COO, Peter Benton, is an excellent addition – with his dedication to accelerating the delivery of our integrated solutions to clients while streamlining operations.  Along with Peter, we’ve also brought on board a new vice president of product development, Chuck Piccirillo, who is charged with identifying and implementing applications that can be immediately useful and cost effective for our customers.  Finally, within our client-facing areas, the productivity of our sales staff is already beginning to show signs of improvement.

“Over the course of upcoming quarters, we will continue to invest in sales and client service competencies and in  tools for more cost-effective and rapid deployment of our solutions.  We do not expect to begin realizing the benefits of our retooling efforts until the second half of 2008.  Efficiencies should materialize as the company’s product development and process reengineering  evolve to drive speed-to-market for our eClinical applications.

“Although we are in the middle of transforming our organization, we produced strong growth in contract additions with minimal cancellations this quarter,” continued Mr. Jennings.  “Winning $4.9 million in new contracts – up 23% from the second quarter – with less than $200,000 in cancellations led to net new bookings of $4.7 million.    We remain committed to becoming the leading supplier of eClinical solutions to the middle market, the highest growth segment that aligns well with our comprehensive, enterprise-based applications.  We firmly believe that etrials is on the right track to mark steady gains in financial and operational performance next year.”

Financial Results
etrials’ net service revenue was $4.1 million for the third quarter of 2007 versus $4.4 million reported during the third quarter of 2006; the slight decline in revenue year-over-year reflects the timing of project starts and new contracts.  Gross margins fell to 42.7% during the quarter compared with 63.4% in the prior year period, primarily due to increased costs related to personnel added to enhance our operational efficiency and capacity.  etrials’ net loss for the third quarter was $(1.3) million, or $(0.12) per diluted share, versus net income of $0.4 million, or $0.03 per diluted share, in the third quarter of 2006.  Results for the third quarters of 2007 and 2006 included approximately $0.3 million in non-cash stock-based compensation expense.

New project bookings for the third quarter totaled $4.9 million, compared with $3.5 million in the same period last year and a 23% quarter-to-quarter increase from $4.0 million in the second quarter of 2007.  etrials was awarded fifteen new projects this quarter, eight of which were with six new customers; total customers with active projects rose by 20%.  Project cancellations fell to $0.2 million for the quarter from $4.4 million in the corresponding period last year and $0.6 million in the second quarter of 2007, such that net new project bookings were $4.7 million compared to $(0.5) million in 2006 and $3.4 million in the second quarter.

Year-to-date, through September 30, 2007, net service revenue was $13.4 million, up 19% from net service revenue of $11.3 million for the first nine months of 2006, reflecting the timing and size of new project starts.  The Company reported a net loss attributable to common stockholders’ of $(3.6) million, or $(0.33) per share, for the first nine months of 2007 as compared to $(1.7) million, or $(0.18) per share, in the prior-year period.  The results for the first nine months of 2007 reflect CEO transition costs of $0.5 million incurred in the second quarter and non-cash stock compensation expenses of $1.2 million.  The results for the first nine months of 2006 include $0.6 million of non-cash stock compensation expenses and $1.1 million of dividends and accretion of preferred stock, including the impact of an induced conversion feature of common stock warrants.

etrials Worldwide, Inc.	Page 2

New project bookings for the nine months ended September 30, 2007 totaled $15.5 million, compared with $13.0 million in the same period last year – a rise of 19%.  In total, etrials was awarded thirty-seven new projects for the period, fifteen of which were with ten new customers.  Project cancellations for the nine months ended September 30, 2007 fell to $1.1 million from $9.4 million in the same period last year. Net new project bookings grew to $14.3 million compared to $3.6 million in the first nine months of 2006.

Financial Position and Backlog
The Company reported $18.7 million in backlog as of September 30, 2007, as compared with $18.1 million on June 30, 2007 and $17.7 million on December 31, 2006.  The backlog includes both projects covered by signed contracts or work orders and projects for which the Company has received written confirmation that the customer has decided to award a project contract or work order.  The backlog increase from June 30, 2007 was primarily due to higher new contract bookings and continued modest levels of contract cancellations.  As previously reported, project cancellations are a normal part of the clinical trial industry, and backlog is materially impacted by multiple elements including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

As of September 30, 2007, the Company’s balance sheet reflected total assets of $35.4 million, with cash, cash equivalents, and short-term investments of $18.1 million, working capital of $17.6 million, and stockholders’ equity of $27.6 million.

Outlook
The Company believes that net service revenue in the fourth quarter of 2007 will increase modestly year-over-year and expects to record a loss comparable to the current quarter before non-cash stock-based compensation expense.  The Company expects to invest over the next three quarters in additional personnel for operations, sales, and product/tool development.  The goal of this increased investment is to streamline its operations; enhance its project build and deployment tools which will enable more rapid deployment of new clinical trials; improve customer satisfaction; and expand the sales force to drive increased penetration in the mid-tier market for its eClinical technologies.  The Company does not expect to realize the benefit from these investments until the second half of 2008.  Revenue and profitability will depend on many factors, including the timing of new project bookings, cancellations and new project start-ups.

Repurchase of Common Stock
etrials’ Board of Directors has authorized the repurchase of up to $1,000,000 of the Company's common stock. The repurchase program is effective immediately and will allow etrials to repurchase its shares in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors. Purchases may be commenced, suspended, or discontinued at any time.

“This board decision demonstrates our firm belief in etrials’ proprietary eClinical solutions, the expansion of our industry, and our conviction that next year will show the results of recent initiatives to accelerate growth.  We believe that purchasing stock can be a productive use of capital at this time,” commented Mr. Jennings.

Annual Meeting
The board has scheduled the 2007 Annual Meeting for November 15, 2007.  The purpose of the meeting will be for shareholders of record as of October 1, 2007 to vote on three matters: the election of four directors; the re-appointment of Ernst & Young as the Company’s auditors; and the increase in the number of common shares reserved in the Company’s equity incentive plan to 3.5 million from 3.2 million in order to accommodate the impact of the CEO transition and for future new employees.

etrials Worldwide, Inc.	Page 3

Conference Call
Management will conduct a conference call at 4:30 p.m. Eastern today.  During the call, Chip Jennings, chief executive officer, and James Clark, chief financial officer, will discuss the Company’s quarterly performance and financial results.  To participate in the live call by telephone, please dial 800.480.2207, or, for international callers, please dial 706.643.7866 and reference ID number 22222062. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s web site at www.etrials.com.  Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available for two weeks by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 22222062 when prompted.

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market.  With global operations, etrials is the only top tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way towards Adaptive Trials and integration between eClinical and electronic health records.  To learn more visit us at www.etrials.com. etwcf etrials is registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

Forward-Looking Statements
This announcement and conference call contain forward-looking statements, including statements regarding future new project bookings and future performance targets and includes statements regarding possible future purchases of securities by the Company, all of which  involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements  do not generally have minimum volume guarantees and can be terminated without penalty by clients, and  failure to secure new project bookings at the rate management currently targets. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:

Investors: Lippert Heilshorn & Associates Chris Witty 212.201.6609 cwitty@lhai.com	Media: Kimberly O’Shea Communications Manager, etrials 919-653-3658 kimberly.o’shea@etrials.com

etrials Worldwide, Inc.	Page 4

etrials Worldwide, Inc.
Consolidated Statements of Operations
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net service revenues	$4,136,040	$4,445,492	$13,417,556	$11,305,916
Reimbursable out-of-pocket revenues	1,074,690	330,716	3,490,716	2,324,353
Total revenues	5,210,730	4,776,208	16,908,272	13,630,269

Costs and expenses:
Costs of revenues	2,370,806	1,628,854	6,704,394	4,899,766
Reimbursable out-of-pocket expenses	1,074,690	330,716	3,490,716	2,324,353
Sales and marketing	969,608	792,610	3,634,983	2,558,754
General and administrative	1,673,748	1,374,903	5,655,144	3,560,550
Amortization of intangible assets	-	11,397	15,199	77,018
Research and development	609,184	459,397	1,609,898	1,379,275
Total costs and expenses	6,698,036	4,597,877	21,110,334	14,799,716
Operating (loss) income	(1,487,306)	178,331	(4,202,062)	(1,169,447)

Other income (expenses):
Interest expense	(52,370)	(32,125)	(93,401)	(73,226)
Interest income	229,194	274,613	725,216	634,522
Other income, net	(1,985)	(29,332)	(13,745)	13,235
Total other income, net	174,839	213,156	618,070	574,531
Net (loss) income	(1,312,467)	391,487	(3,583,992)	(594,916)
Dividends and accretion of preferred stock	-	-	-	(95,969)
Induced converison of common stock warrants	-	-	-	(1,030,000)
Net (loss) income attributable to common stockholders	$(1,312,467)	$391,487	$(3,583,992)	$(1,720,885)

Net (loss) earnings per share attributable to common stockholders:
Basic	$(0.12)	$0.04	$(0.33)	$(0.18)
Diluted	$(0.12)	$0.03	$(0.33)	$(0.18)

Weighted average common shares outstanding:
Basic	10,826,486	10,833,313	10,768,961	9,744,833
Diluted	10,826,486	11,459,533	10,768,961	9,744,833

etrials Worldwide, Inc.	Page 5

etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	September 30	December 31
	2007	2006
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$18,135,683	$19,988,960
Other current assets	6,798,387	5,389,136
Total current assets	24,934,070	25,378,096
Long-term assets	10,398,761	10,000,206

Total assets	$35,332,831	$35,378,302

Liabilities and Stockholders' Equity
Current liabilities	$7,332,109	$5,515,026
Long-term liabilities	423,986	66,846
Total liabilities	7,756,095	5,581,872

Stockholders' equity	27,576,736	29,796,430

Total liabilities and stockholders' equity	$35,332,831	$35,378,302